Exhibit 4.1

FIRST AMENDMENT TO FIRST AMENDED AND RESTATED DEPOSITARY TRUST AGREEMENT

This FIRST AMENDMENT (this “Amendment”) to the First Amended and Restated Depositary Trust Agreement dated as of January 31, 2022, is entered into as of October 24, 2022, between iSHARES® DELAWARE TRUST SPONSOR LLC, a Delaware limited liability company, as Sponsor, and THE BANK OF NEW YORK MELLON, a New York banking corporation, as Trustee.

W I T N E S S E T H :

WHEREAS the iShares® Gold Trust Micro, a trust created under the laws of the State of New York, is governed by the provisions of the First Amended and Restated Depositary Trust Agreement dated as of January 31, 2022 (the “Depositary Trust Agreement”); and

WHEREAS the parties hereto wish to amend the Depositary Trust Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1. Definitions. Except as otherwise specified in this Amendment, or as the context may otherwise require, capitalized terms shall have the meaning ascribed to them in the Depositary Trust Agreement.

Section 1.2. Rules of Construction. The Rules of Construction set forth in Section 1.2 of the Depositary Trust Agreement shall apply.

ARTICLE 2

AMENDMENTS TO THE DEPOSITARY TRUST AGREEMENT

Section 2.1. Text of the Amendments. Section 5.8(a) of the Depositary Trust Agreement is hereby deleted in its entirety and replaced with the following:

(a)

The Sponsor is entitled to receive from the Trust, as an expense of the Trust, a fee for services at an annualized rate of 0.09% of Net Asset Value (the “Sponsor’s Fee”), computed and accrued on a daily basis in the manner instructed by the Sponsor and paid monthly in arrears in U.S. dollars. The Sponsor may, at its sole discretion and from time to time, waive all or a portion of the Sponsor's Fee for such period(s) of time it specifies in a notice of such fee waiver to the Trustee. The Sponsor is under no obligation to waive any portion of its fees hereunder or reimbursements pursuant to Section 5.8(a) and (b), and any such waiver shall create no obligation to waive any such fees or reimbursements during any period not covered by the waiver. Any fee or reimbursement waiver by the Sponsor shall not operate to reduce the Sponsor’s obligations hereunder, including its obligations under Section 5.3(g). The Sponsor may instruct the Trustee from time to time to withhold a portion of the Sponsor’s Fee otherwise payable to the Sponsor and to pay such withheld portion to Persons identified by the Sponsor for the purpose of satisfying certain expenses of the Trust for which the Sponsor is responsible under Section 5.3(g).

ARTICLE 3

MISCELLANEOUS

Section 3.1. Counterparts; Signatures. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument. Facsimile and electronic signatures shall be acceptable and biding. Copies of this Amendment shall be filed with the Trustee and shall be open to inspection by any Registered Owner during the Trustee’s business hours.

Section 3.2. Third-Party Beneficiaries. This Amendment is for the exclusive benefit of the parties hereto and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other Person.

Section 3.3. Severability. In case any one or more of the provisions contained in this Amendment should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Amendment shall in no way be affected, prejudiced or disturbed thereby.

Section 3.4. Governing Law. This Amendment shall be interpreted under, and all rights and duties under this Agreement shall be governed by, the internal substantive laws (but not the choice of law rules) of the State of New York.

Section 3.5.          Certification. The Sponsor hereby certifies to the Trustee that the provisions of this Amendment do not increase any fees or charges relating to the Trust and do not otherwise prejudice any substantial existing right of the Registered Owners or the Beneficial Owners.

Section 3.6. Effective Date. The amendments contemplated by this Amendment shall be effective as of October 24, 2022, and no further action is required to make such amendments effective.

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to the First Amended and Restated Depositary Trust Agreement as of the day and year first set forth above.

iSHARES® DELAWARE TRUST SPONSOR LLC, as Sponsor

By:	/s/ Shannon Ghia
Name:	Shannon Ghia
Title:	President and Chief Executive Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Eruch A. Mody
Name:	Eruch A. Mody
Title:	Director